CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Discovery Mid Cap Growth Fund:

We consent to the use of our report, dated December 21, 2017, with respect to the financial statements and financial highlights of Oppenheimer Discovery Mid Cap Growth Fund as of October 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado

February 23, 2018